Exhibit 99.3

FIRST QUARTER FISCAL 2025

INVESTOR QUESTIONS & ANSWERS

December 4, 2024

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Fiscal First Quarter 2025 Highlights

($ in thousands, except for per share data)

	Three Months Ended October 31,
	2024	2023
Net Sales	$2,142,784	$2,500,759
Gross Profit	$281,442	$357,932
Gross Profit Margin %	13.1%	14.3%
Net Income (Loss) Attributable to THOR	$(1,832)	$53,565
Diluted Earnings (Loss) Per Share	$(0.03)	$0.99
Cash Flows from Operations	$30,740	$59,668

EBITDA(1)	$81,733	$160,057
Adjusted EBITDA(1)	$107,782	$166,918

(1) See reconciliation of non-GAAP measures to most directly comparable GAAP financial measures included in this release

Full-Year Fiscal 2025 Guidance (Unchanged from Original Fiscal 2025 Financial Guidance)

•	Consolidated net sales in the range of $9.0 billion to $9.8 billion

•	Consolidated gross profit margin in the range of 14.7% to 15.2%

•	Diluted earnings per share in the range of $4.00 to $5.00

Quick Reference to Contents

Q&A

MARKET UPDATE & OUTLOOK

1.	Following your 2024 Dealer Open House in late September, how would you characterize the current sentiment of your North American independent dealers and your outlook for fiscal 2025?

a.	Overall, our North American independent dealers have expressed increased optimism at, and since, our Open House event in September. Now that we have reached the other side of a contested election and have seen a second interest rate cut, we believe we may be at the early stages of a return of higher consumer confidence. Should consumer confidence return, the outlook for the second half of our fiscal year 2025 could be stronger than originally anticipated. For now, THOR remains cautiously optimistic about the timing of the return of consumer sentiment that will drive the industry back to baseline. In the interim, of course, our dealers continue to navigate the macroeconomic challenges that have triggered higher costs, higher interest rates and lower consumer confidence. We continue to expect product mix to favor lower cost and lower margin units. Throughout this extended downturn in our market, we have remained dedicated to our strategy of prudence. Consequently, THOR is positioned to perform exceedingly well upon the inevitable return of a robust market. As the industry works itself through the final phase of the downturn, we will take steps to make sure that we hold this favorable position that we have worked hard to establish during the course of the last several quarters.

In September 2024, the Recreational Vehicle Industry Association (“RVIA”) revised their wholesale unit shipments forecast for calendar year 2024 to reflect the continued softness in market demand trends. The revised RVIA calendar year 2024 forecast has been moderately reduced calling for a range of North American wholesale shipments of approximately 311,600 to 336,600 units with a median point of 324,100 units, up from the calendar year 2023 wholesale shipment total of 313,174 units, but significantly lower than both calendar year 2021 and calendar year 2022 and lower than earlier estimates for calendar year 2024. As part of their September forecast, the RVIA also issued a revised forecast for calendar year 2025 which calls for a wholesale shipment range of approximately 329,900 to 362,300 units, with a median point of 346,100 units, an increase of 6.8% over the median wholesale shipment total forecasted for calendar year 2024. The RVIA is expected to release further revisions to their forecasts for calendar years 2024 and 2025 in early December 2024, which will take into consideration current economic conditions and recent wholesale and retail shipment data.

2.	How would you assess the near-term North American retail demand environment?

a.	As we discussed when we reported our full year fiscal 2024 results, the first two quarters of fiscal year 2025 were forecasted to be challenging. We believe that the retail market will be moderately stronger on a year-over-year basis once we enter the spring selling season, and that this improvement will continue throughout calendar year 2025. Moving beyond a contentious election cycle and benefiting from lower interest rates, we are already beginning to see an uptick in consumer confidence and believe that it will only continue to strengthen over the course of calendar year 2025 and that this increase will moderately improve the retail environment for the industry.

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3.	What is the anticipated impact on North American Motorized sales as a result of the California Advanced Clean Trucks (“ACT”) regulation that is set to go into effect beginning on January 1, 2025? How is THOR preparing for this regulation?

a.	The California ACT regulation is set to implement Zero-Emission Vehicle (“ZEV”) sales requirements on medium and heavy-duty vehicle manufacturers beginning on January 1, 2025. The intention of the regulation put forth by the California Air Resource Board (“CARB”) is to promote the development and sale of ZEVs and Near-Zero Emission Vehicles (“NZEV”). The sale of ZEVs and NZEVs generates credits that may be used, bought or sold to offset the sale of traditional chassis powered by internal combustion engines.

While the ACT regulation covers a wide range of medium and heavy-duty chassis we utilize in our business, based on conversations with our chassis suppliers, we don’t anticipate any impact to our Class A gas, Class B or Class C product lines in fiscal year 2025. While we continue to explore solutions with CARB and with our Class A diesel chassis suppliers, there is some potential that our sale of Class A diesel motorhomes into California will be limited in fiscal year 2025.

In fiscal year 2024, Class A diesel products represented less than 1% of our overall North American unit sales, of which only a portion related to California.

THOR has been preparing for and responding to the ACT regulation and other regulatory changes in a few ways. First, alongside our dealer association, we have regularly been in contact with CARB, ensuring our concerns with the ACT regulation and other regulations are understood and recognized. Second, our strategic planning to develop and produce a plug-in hybrid Class A motorhome on a Harbinger chassis will be instrumental in our ability to adapt to the new regulation in both California and in any other states that adopt the ACT regulation. The hybrid Class A (as an NZEV) gives us a product offering that we can sell in California. Additionally, our relationship with Harbinger gives us access to purchase additional ACT credits that are generated by Harbinger. These credits could potentially be transferred to other chassis manufacturers (including Class A diesel manufacturers) so that they can continue to produce traditional internal combustion engine chassis for THOR’s sale into California and other states that follow CARB. Third, we continue to work directly with our traditional chassis supply chain in developing technologies and systems that enable us all to continue to operate, without interruption, under the framework of the ACT regulation.

Given our efforts to strategically position ourselves, we expect minimal impact on our sales as a consequence of the ACT regulation.

4.	What is your outlook on the European retail environment for the remainder of fiscal 2025?

a.	European retail sales have been impacted by current macroeconomic conditions and elevated interest rates, although to a lesser extent compared to North American retail sales. The European market is also following a similar trend as seen in North America, with premium and entry-level brands performing relatively well while mainstream brands are suppressed due to shifting consumer preferences. Despite these challenges, we continue to see relative strength in retail registrations in Europe when compared to North America. According to the European Caravan Federation (“ECF”), total retail registrations in Europe for the nine months ended September 30, 2024 increased 5.6% in comparison with the prior-year period. This positive trend was driven by a 10.1% increase in registrations of motorcaravans and campervans partially offset by a decrease in registrations of caravans of 4.9% during the period. Retail sales of product produced by our European segment realized growth of 20.6% during the first nine months of calendar year 2024 compared to the same period of calendar year 2023.

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Backlog and order entry for our European segment remain healthy, indicating continued demand for our products. We believe that the recent European Central Bank (“ECB”) interest rate cuts will improve sales channel throughput as carrying costs for independent dealers are reduced, and we feel well positioned to continue growing our market share with a favorable product mix. Through the third calendar quarter of 2024, we have achieved a motorcaravan and campervan market share of 25.1%, a sizeable improvement upon our 20.9% market share for the full calendar year 2023 driven by the strength of our brands and improved access to chassis.

Our outlook is bolstered by our recent participation in the 2024 Caravan Salon trade fair in Düsseldorf, Germany (“CSD”). Our European brands reported a successful show with increased sales achievement over the prior year, as well as robust consumer participation and interest. While dealers continue to contend with economic headwinds, we remain confident in the underlying consumer demand and enthusiasm for our products.

5.	With the completion of the recent presidential election, do you foresee any economic impact on your business from the potential tariff policy or other economic policies of the new administration?

a.	Elections and other external forces can create challenges for the RV Industry. THOR Industries is poised to operate at a high level regardless of the political environment and is well versed at adapting to a variety of scenarios. The two primary items that we are monitoring that could impact our financial performance and capital management are corporate tax rates and tariffs.

A changing corporate tax rate is nothing new, and we will adapt accordingly. We will remain prudent in our capital management and investment strategies as we navigate any potential adjustments within the tax rate environment.

Higher tariffs generally present a challenge for our financial performance as they tend to have a negative impact on the availability and cost of certain raw material component parts and gross margins. While these challenges will require strategic adjustments by our management teams, we and many of our key component part suppliers are well situated for this after experiencing the tariff environment after the 2016 election. Given the potential for an increased tariff environment, our owned supply companies, in particular, have positioned their supply chains optimally to avoid material impact from an aggressive tariff policy. As we wait to see what changes are actually made to the US tariff policy, our teams are aligned in how to react to this type of environment and our sourcing strategies are well prepared.

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OPERATIONS UPDATE

1.	What is the status of your global independent dealer inventory levels as of the end of the fiscal first quarter? How does this impact your expectations regarding the cadence of wholesale shipments in fiscal 2025?

a.	As of the October 31, 2024 end of our fiscal first quarter, North American dealer inventories held constant with their fiscal 2024 fourth quarter levels at approximately 75,000 units, while declining from their October 31, 2023 level of 83,800, indicating that our operating companies continued to appropriately align production with retail pull-through. We believe that the current low level of independent North American dealer inventory positions THOR to outperform the market when the inevitable market recovery occurs.

After spending much of fiscal 2023 and part of fiscal 2024 restocking independent dealer inventories, we are beginning to see modest declines in our European dealer inventories. At the end of the fiscal 2025 first quarter, our European dealer inventories declined from their fiscal 2024 fourth quarter levels due to the intentional alignment of production and wholesale sales with retail sales. As of October 31, 2024, European dealer inventory levels of THOR products approximated 25,400 units compared to 26,200 units as of July 31, 2024 and 21,900 units as of October 31, 2023. We believe that current European dealer inventory levels are in balance with the market as of October 31, 2024.

Consistent with our approach throughout the current down cycle, globally, THOR operating companies will continue to manage production in a disciplined manner with an elevated level of conservatism. Our teams will also continue to work closely with our dealer partners in monitoring retail demand to ensure we respond quickly to shifts in market demand and adjust our production plans appropriately.

2.	The Federal Reserve and the ECB have decreased interest rates at recent meetings. With additional meetings scheduled in the coming weeks, how do you foresee these rate cuts and analyst expectations of further cuts impacting THOR and the RV Industry?

a.	The recent rate cuts by the Federal Reserve and the ECB will have minimal impact on the RV Industry in the short term but will help stimulate wholesale and retail demand in calendar 2025 if the rate cuts are continued. These rate cuts could be beneficial to the RV Industry and THOR in a number of ways. First, lower interest rates will boost consumer disposable income, as rates on mortgages and other consumer debt gradually decline. We have historically seen that as consumer confidence improves, consumers are more willing to make larger discretionary purchases like RVs. Lower rates also reduce the cost of ownership for those consumers who finance an RV. A second positive impact will be the effect on independent dealer floorplan financing costs. While interest expense for dealers is still well above the averages of the past decade, if the rates they pay decline, dealers are likely to be more willing to take on additional inventory, particularly if they see a rebound in retail activity driven by more optimistic consumers. This will be especially beneficial in the European market where independent dealers have slowed purchasing in response to their inventory carrying costs despite resilient retail demand. Finally, THOR will also benefit from lower effective interest rates on our outstanding debt that is subject to variable interest rates.

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3.	What are the key factors affecting current backlog levels?

a.

($ in thousands)	As of October 31,
	2024	2023	Change
Recreational vehicles
North American Towable	$933,051	$795,798	17.2%
North American Motorized	963,141	1,237,547	(22.2)%
Total North America	1,896,192	2,033,345	(6.7)%
European	2,043,636	3,331,171	(38.7)%
Total	$3,939,828	$5,364,516	(26.6)%

In North America, we have seen our Towable segment backlog increase by 17.2% while our Motorized segment backlog decreased 22.2% on a year-over-year basis. Our Towable segment backlog has increased in line with expectations of retail demand trending promisingly in the upcoming second half of our fiscal year. We believe the decrease in our Motorized segment backlog is primarily the result of a reduction in recent orders from our independent dealers as they have adapted their preferred stocking levels and ordering cadence to current market and economic conditions, including recent softness in retail demand for motorized products given their higher price point as well as elevated interest rates and other carrying costs.

In Europe, our backlog decreased by 38.7% compared to the prior year. This decrease is mainly due to an elevated level of orders in prior periods caused by the impact of a chassis shortage on our production. Backlog at October 31, 2023 was thus elevated due to the corresponding need to restock the independent dealer inventories of our products that had dwindled as a consequence of the lacking chassis supply. Despite the magnitude of the decline on a year-over-year basis, we saw sequential growth in the first quarter of fiscal 2025 and believe that the current backlog level of our European segment is healthy and appropriate given the current economic conditions.

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STRATEGIC UPDATE

1.	At this year’s Dealer Open House you introduced a revolutionary plug-in hybrid Class A motorhome built on a Harbinger chassis. How was this product concept received by your independent dealers? Are you still on schedule for your stated timeline of bringing this new motorhome to market in calendar year 2025?

a.	Our innovation team is working diligently to deliver numerous product and improvement initiatives that we hope to introduce across our family of brands in the near future. One such initiative that we introduced at the 2024 Dealer Open House is our hybrid Class A motorhome. We believe that electrification will play a central role in the future of mobility, including RVing. Innovation and future product offerings surrounding electrification reinforces THOR’s leadership in this segment and creates major points of product differentiation for our family of companies. The hybrid Class A motorhome made a positive impression across numerous national publications and was a show favorite of many of our independent dealers who had the opportunity to ride in the hybrid motorhome. We confirm that we still intend to begin commercial production of the hybrid Class A motorhome in calendar 2025. This is just one example of the unique value proposition that THOR provides with our consistent investment in our innovation team in order to provide value for and improve the experience of both our independent dealers and our end customers.

2.	How is THOR Industries expanding and developing revenue streams outside of its core recreational vehicle segments?

a.	We are extremely proud of our operating and management teams and their focus on continuous improvement and efforts that keep THOR on the cutting edge of product innovation while also opening new revenue streams. RV Partfinder is one example of the vision by our teams to expand THOR’s product and service offerings to our customers.

RV Partfinder is an internet-based tool and service that facilitates end customers and independent dealers in finding the correct part for their RV. RV Partfinder is and has been the most effective part lookup tool in our industry for some time. THOR is making investments in this tool to make it even more effective for our dealers and service providers. With the investment THOR has made, RV Partfinder will address a long-standing friction point in our industry as it will reduce the repair event cycle time for users and allow them to get back out on the road where they can enjoy their RV, both THOR products and those of our competitors.

Simultaneously, THOR continues to invest in the build out of its North American parts strategy. By the end of calendar year 2025, it is anticipated that THOR’s parts strategy will provide nationwide supply to our dealers and service providers in a manner that further improves customer experience and brings value to our dealers. This strategy will result in an increase in the parts business across the THOR companies.

Our Airxcel operating unit also continues to broaden its product offerings as a leading supplier to the North American RV industry and aftermarket segment. In October 2024, Airxcel successfully completed its annual product showcase with positive feedback from attendees. At the show, as well as in recent months, Airxcel has introduced numerous new products and enhancements to their furniture, appliance, leveling systems and window offerings. These consistent expansions and improvements to Airxcel’s product offerings sustain the ability to provide choice within the RV supplier market.

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3.	Recently, there have been publicized stories of dealers facing financial challenges. Does THOR strategically engage with dealers in this environment by providing loans to dealers and/or other financial support?

a.	While THOR does not provide loans to dealers or invest directly into dealerships within North America, we do provide various forms of financial support, such as incentives, when deemed appropriate. Through an extended down cycle like the one that our industry is currently experiencing, varying levels of financial pressure can impact suppliers, OEMs and dealers alike. As this happens, opportunities to make investments in key relationships often arise. Among THOR’s greatest strengths are its balance sheet and knowledge about how to navigate rapidly changing economic cycles, so when strategic opportunities arise to utilize those strengths, THOR is open to those opportunities. These opportunities often come with a short-term financial expense but offer years of strategic value through the bolstering of already strong dealer relationships. THOR can state that in this down cycle, investments of this kind have been and will be made when circumstances indicate that such an investment is prudent and provides long-term strategic opportunity to strengthen THOR’s relationship and lot presence with a given dealer.

4.	THOR outlined its commitment to innovation in its recently released 2024 Sustainability Report. How does innovation and sustainability fit into THOR’s strategic goals?

a.	We believe that our commitment to innovation and sustainability are key to achieving our strategic goals and adapting to the changing preferences of consumers. As our report notes, our sustainability goals will allow us to improve our impact on the environment and the many people who enjoy it, in particular our end customers.

In the recently released KOA 2024 Camping & Outdoor Hospitality Report, surveys found that a majority of campers would choose a campground with sustainable practices. We are finding similar interest from customers in sustainable manufacturing and RVs. In response to this, THOR has prioritized many innovation initiatives surrounding sustainability. These are not just action items to enhance our outward perception, but rather our sustainability strategy fully aligns with our business strategy to be the leading RV manufacturer in a changing industry.

We are addressing these goals in numerous ways. First, we have made multiple investments in the improvements of our products that will help reduce emissions and energy consumption. Our investments and innovations include a new class of aerodynamic travel trailers, increased usage of lightweight building materials and, of course, the introduction of our hybrid Class A motorhome that we revealed at the 2024 Dealer Open House. Also at the Dealer Open House, one of our operating companies, Jayco, introduced a prototype of the world’s first fully electric fifth wheel trailer. In addition to the environmental benefits, all of these product improvements will help enhance the outdoor adventures of our customers by allowing them to venture further beyond the campground.

We are also making strategic investments and improvements in our production facilities and processes. These improvements include enhancing existing buildings as well as opening new facilities to replace older operations that are less efficient. We’ve also identified targeted automation projects within our production processes that reduce waste and improve employee safety.

Lastly, we are working on providing our customers with a more connected and informative RV experience. Our connected vehicle initiatives give owners of our products more information about their vehicle and travel behaviors to better understand their environmental impact. We believe customers will continue to demand extensive data and transparency about their vehicle and the RV lifestyle.

As the global RV industry leader, we take our commitment to leading within sustainability initiatives as foundational to our continued success.

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FINANCIAL UPDATE

1.	The North American Towable segment’s gross profit margin for the first quarter of fiscal year 2025 was 12.5%, consistent with the 12.5% generated in the first quarter of fiscal year 2024. How were you able to maintain your gross profit margin despite the 4.9% decrease in net sales?

a.	The relatively strong gross profit margin performance in our North American Towable segment in the first quarter of fiscal 2025 is the direct result of our strategy of managing production to align with market conditions to ensure optimal inventory in the field. This ensures our dealers have fresh products on their lots and avoids the necessity of excessive discounting by us or the dealer to move aged units. The experience and effectiveness of the strong management teams at our operating companies positioned the towable segment to perform well in a challenging market.

In response to feedback received from our independent dealers in recent months and again at our September 2024 Dealer Open House, our teams have diligently managed production and better aligned mix to meet the current consumer demand that is focused on smaller, relatively less expensive units. As a result and in alignment with our forecast, we experienced a favorable decrease in the level of sales discounting in the first quarter of fiscal 2025 compared to the prior-year period.

Additionally, our teams’ continued emphasis on improving operational efficiency to drive down overhead costs and their ongoing focus on quality to reduce warranty costs aided in stabilizing our gross profit margins for the quarter despite the decrease in sales volume compared to the prior-year period.

2.	The North American Motorized segment’s net sales and gross margin percentage declined during the first quarter of fiscal year 2025 compared to the prior-year period. What factors contributed to these declines?

a.	As we forecasted at the end of our fiscal 2024, given the dynamics of the North American Motorized segment, our Motorized companies worked aggressively with our dealers to assist retail pull-through of motorized product during the quarter. Despite more aggressive promotional activity, our North American Motorized net sales decreased 29.0% during the first quarter of fiscal year 2025 due to a 33.0% decrease in unit shipments partially offset by a 4.0% increase in the overall net price per unit. The decline in unit shipments is largely due to softer retail demand and the continued prudence of our independent dealers as they manage stocking levels judiciously. While we are seeing our independent dealers continuing to take a more cautious approach to both their ordering patterns and stocking levels, as evidenced by the 18.3% decrease in independent dealer inventory of THOR Motorized products since October 31, 2023, we believe that independent dealer inventory levels at October 31, 2024 are at, or slightly above, optimal given the current economic conditions and retail demand. This is further evidenced by our Motorized dealer inventory declining 9.0% from our fourth quarter of fiscal 2024 through the end of our first quarter of fiscal 2025. We expect that sales will strengthen in calendar year 2025 as dealers reach their desired stocking levels, carrying costs potentially moderate with the recent reductions in interest rates and consumer demand begins to rebound. In the interim, we will continue to manage production prudently to align with retail pull-through. We anticipate that this challenging environment in our North American Motorized segment will continue through our second fiscal quarter of 2025 before we start to see relief beginning in our third fiscal quarter.

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Our Motorized gross profit margin decreased to 8.5% from the 11.2% realized in the first quarter of fiscal 2024 due to the decrease in net sales and an increase in our costs of products sold as a percentage of net sales, and our overhead cost percentage increased due to the sales decrease. While our costs of products sold decreased on a dollar-for-dollar basis along with net sales, we saw an increase as a percentage of sales due to an increase in sales discounting effectively reducing net selling prices and correspondingly increasing our material costs as a percentage of net sales. Additionally, material costs were impacted by an increase in chassis costs year-over-year. We continue to work aggressively with our chassis manufacturers and our other suppliers to drive down costs given current market conditions. As we gain relief from the elevated input costs, we anticipate that retail activity will pick up and our North American Motorized segment net sales and gross profit margin will move toward more normalized levels.

3.	The first quarter fiscal 2025 performance of THOR Industries’ European segment declined compared to the prior year first quarter. Was this performance in line with your expectations?

a.	The results of our European segment for the first quarter of fiscal 2025 were consistent with both our expectations and historical norms for the period. Typically, performance for our European segment during the first fiscal quarter lags behind each of the subsequent quarters of the fiscal year because it is traditionally significantly impacted by summer holiday plant shutdowns, which are generally during the month of August in Europe, and elevated advertising and trade show costs related to CSD and other trade shows throughout the continent. While these items impacted last year as well, performance for the first quarter of fiscal 2024 included a historically higher level of independent dealer inventory restocking, leading to historically stronger net sales and gross margin levels.

During the quarter, our European segment was also impacted by similar market trends as seen in North America. Due to macroeconomic factors and shifting consumer preferences, premium and entry-level products have shown resiliency while mainstream products have seen lower demand. Because of this, increased promotional activities were utilized in the first quarter of fiscal 2025 to aid in the rightsizing of independent dealer inventories for mainstream products compared to the first quarter of fiscal 2024.

While the first fiscal quarter of 2025 was below last year’s historic level, we believe our European segment is appropriately positioned with an advantageous product mix at our independent dealers and do not expect adjustments to our internal forecasts for the segment.

4.	What caused the increase in consolidated SG&A costs year over year, and what do you anticipate full year SG&A costs to be?

a.	Consolidated SG&A costs increased $22.3 million in the first fiscal quarter of 2025 compared to the same period of fiscal 2024. This increase included costs incurred related to strategic actions taken to enhance our long-term performance. In particular, we incurred employee separation costs relating to headcount reductions and costs related to the closure of certain operating facilities in the current quarter, partially offset by decreases in incentive compensation due to the decrease in income before income taxes compared to the prior-year quarter and dealer promotional costs. The long-term impact of these strategic actions will result in estimated annual savings in excess of $10 million and allow for greater focus in North America from our CEO, Bob Martin. Further, there was also an increase in deferred compensation expense due to market value fluctuations between the two periods, which was effectively offset by the increase in other income related to the deferred compensation plan assets. Additionally, the prior-year quarter included $10.0 million of income from adjustments made to contingent liabilities. Taking in consideration these first fiscal quarter amounts, we expect consolidated SG&A costs to be moderately over 9% for the full fiscal year. Projecting beyond fiscal 2025, we anticipate that our consolidated SG&A costs will settle at approximately 8%.

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5.	In September you introduced your initial full-year guidance for fiscal year 2025. Following the results of the first fiscal quarter, are you still on track to meet your stated goals?

a.	Yes, our full-year financial forecast remains consistent with our original expectations for fiscal 2025. For fiscal year 2025, we forecast the continuation of the softer retail market. With a bias towards being conservative, we continue to be cautious regarding the global economic outlook and associated impacts on consumer demand and the appetite for sizeable discretionary purchases. In North America, the Company’s operating plan for fiscal 2025 reflects an industry wholesale shipment range of between 325,000 and 340,000 units with wholesale shipments matching retail demand in total. Additionally, we anticipate that dealers will hold off as long as possible on stocking for the spring selling season to keep inventory levels low over the winter months. This will result in a challenging fiscal second quarter and a stronger back half of our fiscal year. In Europe, we anticipate a reduction in our European segment net sales in fiscal 2025 as compared to its record sales in fiscal 2024, which included restocking European independent dealer lots back to normalized levels. Throughout fiscal 2025, we will continue to manage the Company to maximize our performance in the current environment as we position products in the market that address the affordability concerns of dealers and consumers by continuing to lower the average sales price of our units. Given our expectations surrounding overall market volumes in both North America and Europe, the Company reconfirms our initial financial guidance for fiscal 2025.

For fiscal 2025, the Company’s full-year financial guidance includes:

•	Consolidated net sales in the range of $9.0 billion to $9.8 billion

•	Consolidated gross profit margin in the range of 14.7% to 15.2%

•	Diluted earnings per share in the range of $4.00 to $5.00

As we look beyond our fiscal 2025, we expect to see a stronger retail environment in the latter half of calendar 2025 and the beginning of our fiscal 2026. As a result of our dedication to keeping production in line with the current retail environment, our operating companies are well positioned to leverage the capacity of THOR to realize the financial benefits of the coming return of a more robust retail environment. We anticipate that in a more robust retail environment, THOR will seize market share and meaningfully grow diluted EPS as it has after previous down cycles.

6.	Does your current outlook align with the RVIA’s most recently released forecast for calendar year 2025?

a.	The Company’s North American operating plan for fiscal 2025, which ends on July 31, 2025, is in line with the median projection of the most recent RVIA industry-wide wholesale shipment forecast of approximately 324,100 units for calendar year 2024 and the lower end of their projection for calendar year 2025 of approximately 329,900 units. We believe that the median point of the RVIA’s wholesale shipment forecast for calendar 2025 of 346,100 units is slightly too aggressive, and see potential for closer to 335,000 units. Consistent with our forecast, the RVIA expects year-over-year shipment growth throughout calendar year 2024, and growing into calendar year 2025 as the industry enters its recovery and growth phase.

While we note that the exact timing of accelerating unit shipment growth will ultimately depend on the timing of easing macroeconomic pressures and resulting improvements in consumer confidence, we are largely in agreement with the RVIA’s most recent calendar year 2024 forecast of between 311,600 and 336,600 units.

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Summary of Key Quarterly Segment Data – North American Towable RVs

Dollars are in thousands

NET SALES:	Three Months Ended October 31,
	2024	2023	Change
North American Towable
Travel Trailers	$602,695	$619,538	(2.7)%
Fifth Wheels	296,083	325,916	(9.2)%
Total North American Towable	$898,778	$945,454	(4.9)%

# OF UNITS:	Three Months Ended October 31,
	2024	2023	Change
North American Towable
Travel Trailers	25,458	22,630	12.5%
Fifth Wheels	4,560	5,477	(16.7)%
Total North American Towable	30,018	28,107	6.8%

ORDER BACKLOG:	As of October 31,
	2024	2023	Change
North American Towable	$933,051	$795,798	17.2%

TOWABLE RV MARKET SHARE SUMMARY: (1)	Calendar Years to Date September 30,
	2024	2023
U.S. Market	38.5%	40.8%
Canadian Market	39.0%	42.0%
Combined North American Market	38.5%	40.9%

(1) Source: Statistical Surveys, Inc., CYTD September 30, 2024 and 2023.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – North American Motorized RVs

Dollars are in thousands

NET SALES:	Three Months Ended October 31,
	2024	2023	Change
North American Motorized
Class A	$156,576	$207,911	(24.7)%
Class C	234,227	333,776	(29.8)%
Class B	114,405	169,472	(32.5)%
Total North American Motorized	$505,208	$711,159	(29.0)%

# OF UNITS:	Three Months Ended October 31,
	2024	2023	Change
North American Motorized
Class A	756	1,080	(30.0)%
Class C	2,045	3,045	(32.8)%
Class B	940	1,457	(35.5)%
Total North American Motorized	3,741	5,582	(33.0)%

ORDER BACKLOG:	As of October 31,
	2024	2023	Change
North American Motorized	$963,141	$1,237,547	(22.2)%

MOTORIZED RV MARKET SHARE SUMMARY: (1)	Calendar Years to Date September 30,
	2024	2023
U.S. Market	47.2%	48.8%
Canadian Market	50.3%	51.4%
Combined North American Market	47.5%	49.0%

(1) Source: Statistical Surveys, Inc., CYTD September 30, 2024 and 2023.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – European RVs

Dollars are in thousands

NET SALES:	Three Months Ended October 31,
	2024	2023	Change
European
Motorcaravan	$318,216	$346,511	(8.2)%
Campervan	173,216	221,609	(21.8)%
Caravan	33,071	64,627	(48.8)%
Other	80,400	75,454	6.6%
Total European	$604,903	$708,201	(14.6)%

# OF UNITS:	Three Months Ended October 31,
	2024	2023	Change
European
Motorcaravan	4,133	4,550	(9.2)%
Campervan	3,178	4,740	(33.0)%
Caravan	1,324	2,602	(49.1)%
Total European	8,635	11,892	(27.4)%

ORDER BACKLOG:	As of October 31,
	2024	2023	Change
European	$2,043,636	$3,331,171	(38.7)%

EUROPEAN RV MARKET SHARE SUMMARY: (1)	Calendar Years to Date September 30,
	2024	2023
Motorcaravan and Campervan (2)	25.1%	21.0%
Caravan	18.3%	18.6%

(1) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), CYTD September 30, 2024 and 2023. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

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Non-GAAP Reconciliation

The following table reconciles net income (loss) to consolidated EBITDA and Adjusted EBITDA:

EBITDA Reconciliation

($ in thousands)

	Three Months Ended October 31,
	2024	2023
Net income (loss)	$(873)	$55,033
Add back:
Interest expense, net	15,228	20,197
Income tax provision (benefit)	(283)	17,549
Depreciation and amortization of intangible assets	67,661	67,278
EBITDA	$81,733	$160,057
Add back:
Stock-based compensation expense	10,537	10,452
Net expense (income) related to certain contingent liabilities	-	(10,000)
Non-cash foreign currency loss (gain)	3,392	(979)
Market value loss (gain) on equity investments	388	2,871
Equity method investment loss (gain)	2,254	5,935
Employee & facility strategic initiatives	15,459	-
Other loss (gain), including sales of PP&E	(5,981)	(1,418)
Adjusted EBITDA	$107,782	$166,918

Adjusted EBITDA is a non-GAAP performance measure included to illustrate and improve comparability of the Company's results from period to period, particularly in periods with unusual or one-time items. Adjusted EBITDA is defined as net income (loss) before net interest expense, income tax expense (benefit) and depreciation and amortization adjusted for certain unusual items and other one-time items. The Company considers this non-GAAP measure in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.

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Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, including the impact of tariffs, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; the financial health of our independent dealers and their ability to successfully manage through various economic conditions; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2024.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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